Exhibit 99.1
HANCOCK FABRICS ANNOUNCES
FISCAL 2012 SECOND QUARTER FINANCIAL RESULTS

QUARTERLY COMPARABLE STORE SALES UP 5.0%
THIRD CONSECUTIVE QUARTER OF COMPARABLE SALES INCREASES
QUARTERLY EARNINGS IMPROVED BY $0.6 MILLION

BALDWYN, MS, August 23, 2012 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter ended July 28, 2012 and first half of fiscal 2012.

Financial results for the second quarter include:

•
Net sales for the quarter grew to $60.5 million compared to $57.8 million for second quarter of last year, and comparable store sales improved by 5.0%.  This is a 9 percentage point improvement over a 4.1% decline in the same period in the previous year.

•	Operating loss for the quarter was reduced to $2.0 million compared to a loss of $2.7 million in the second quarter last year.

•
Earnings per share increased by $0.03, or $0.6 million with a net loss of $3.3 million, or $0.17 per basic share, in the second quarter of fiscal 2012 compared to a net loss of $3.9 million, or $0.20 per basic share in the second quarter of fiscal 2011.

•
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $46.2 million and outstanding letters of credit of $6.7 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $22.9 million.  The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $2.3 million.

First half financial results include:

•
Net sales for the first half of 2012 increased by $4.6 million to $124.4 million compared to $119.8 million in the first half of last year, and comparable store sales improved by 4.3%.  This is a 7 percentage point improvement over the 2.7% decrease in the first half of the previous year.

•	Operating loss for the first half of 2012 improved by $0.5 million to $3.2 million compared to a loss of $3.7 million in the first half of the previous year.

•	Net loss was $5.7 million, or $0.29 per basic share, in the first half of fiscal 2012, compared to a net loss of $6.1 million, or $0.31 per basic share in the first half of fiscal 2011.

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Steve Morgan, President and Chief Executive Officer commented, “The second quarter numbers are encouraging and in line with our expectations based on the initiatives we have been putting into place for this past year.  We are about to complete our 10th consecutive month of positive comparable store sales.  Along with the approximately $4 million of expense cuts we initiated in April, and in spite of the increasingly promotional nature of our business, we continue to feel confident in our direction for the balance of the year.”

Morgan continued, “We have now opened six of our new prototype stores since March 9th of this year, replacing oversized, outdated, and antiquated stores as these leases expired.  As a group, these stores are comping up almost 30% inception to date.  We believe that our inventory position as well as our personnel are greatly improved over this time last year, and this gives us a healthy confidence going into the important 3rd and 4th quarters.”

Operating Results

Gross profit dollars for the quarter increased by $0.6 million despite declining by 100 basis points to 42.9% of sales compared to 43.9% in the second quarter of the prior year due to our increased promotional activity.  Excluding fluctuations in the inventory valuation reserve of $0.8 million, gross profit dollars increased by $1.4 million for the quarter compared to the second quarter last year.  The decrease in margin rate is the result of an increase of 120 basis points in merchandise costs offset by a decline of 10 basis points in freight costs and 10 basis points in sourcing and warehousing expenses.

For the first half of 2012, gross profit decreased by 220 basis points to 41.8% of sales.  A 270 basis point increase in the cost of merchandise was partially offset by reductions in freight costs of 10 basis points and in sourcing and warehousing costs of 40 basis points.  Gross profit dollars increased by $2.2 million for the first half of the year when inventory valuation reserve fluctuations are excluded.

Selling, general and administrative expenses for the quarter were reduced to 44.7% of sales compared to 46.9% of sales for the second quarter of the prior year, or $27.0 million compared to $27.1 million in second quarter of the prior year.  For the first half of the year, these expenses were $53.4 million (42.9% of sales) compared to $54.4 million (45.4% of sales), a $1.0 million or 2.5 percent (as a percentage of sales) reduction from the first half of last year.

Store Openings, Closings and Remodels

During the quarter, the Company relocated 3 stores for a total of 5 stores relocated in the first half of 2012, ending the quarter with 263 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 263 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities, as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net loss and net cash used in operating activities.

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factories, our significant indebtedness, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 28, 2012. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
(in thousands, except for share amounts)	July 28, 2012	July 30, 2011	January 28, 2012 (1)
Assets
Current assets:
Cash and cash equivalents	$2,415	$2,873	$2,648
Receivables, less allowance for doubtful accounts	3,742	3,239	3,993
Inventories	106,106	98,087	95,925
Prepaid expenses	3,295	2,784	3,069
Total current assets	115,558	106,983	105,635

Property and equipment, net	34,751	39,355	36,275
Goodwill	2,880	3,139	2,880
Other assets	1,456	1,973	1,597
Total assets	$154,645	$151,450	$146,387

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$20,993	$23,205	$19,350
Accrued liabilities	15,068	14,068	16,306
Pre-petition obligations	-	725	-
Total current liabilities	36,061	37,998	35,656

Long-term debt obligations, net	65,357	43,233	49,373
Capital lease obligations	2,866	3,007	2,947
Postretirement benefits other than pensions	2,373	2,458	2,429
Pension and SERP liabilities	33,222	28,566	35,683
Other liabilities	6,048	7,304	6,428
Total liabilities	145,927	122,566	132,516

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized; 34,827,211, 33,491,788 and 33,914,711 issued and 21,421,631, 20,089,380 and 20,511,123 outstanding, respectively	348	335	339
Additional paid-in capital	90,377	89,850	90,013
Retained earnings	99,219	110,156	104,936
Treasury stock, at cost, 13,405,580, 13,402,408 and 13,403,588 shares held, respectively	(153,739)	(153,736)	(153,737)
Accumulated other comprehensive loss	(27,487)	(17,721)	(27,680)
Total shareholders' equity	8,718	28,884	13,871
Total liabilities and shareholders' equity	$154,645	$151,450	$146,387

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year ended January 28, 2012.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(in thousands, except per share amounts)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net sales	$60,455	$57,789	$124,399	$119,766
Cost of goods sold	34,530	32,418	72,373	67,023

Gross profit	25,925	25,371	52,026	52,743

Selling, general and administrative expense	27,010	27,084	53,361	54,424
Depreciation and amortization	936	1,029	1,873	2,066

Operating loss	(2,021)	(2,742)	(3,208)	(3,747)

Interest expense, net	1,286	1,184	2,509	2,331

Loss before income taxes	(3,307)	(3,926)	(5,717)	(6,078)
Income taxes	-	-	-	-

Net loss	$(3,307)	$(3,926)	$(5,717)	$(6,078)

Basic and diluted loss per share:
Net loss	$(0.17)	$(0.20)	$(0.29)	$(0.31)

Weighted average shares outstanding:
Basic and diluted	19,925	19,804	19,919	19,792

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Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(in thousands)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net cash used in operating activities	$(10,007)	$(10,743)	$(13,798)	$(9,628)
Depreciation and amortization, including cost of goods sold	(1,298)	(1,391)	(2,692)	(2,948)
Amortization of deferred loan costs	(61)	(61)	(123)	(123)
Amortization of bond discount	(582)	(582)	(1,165)	(1,165)
Stock compensation expense	(243)	(84)	(373)	(178)
Inventory valuation reserve	1,000	2,718	658	3,578
Other	(54)	(72)	(189)	(150)
Changes in assets and liabilities	7,938	6,289	11,965	4,536

Net loss	(3,307)	(3,926)	(5,717)	(6,078)
Interest expense, net	1,286	1,184	2,509	2,331
Depreciation and amortization, including cost of goods sold	1,298	1,391	2,692	2,948

Adjusted EBITDA	$(723)	$(1,351)	$(516)	$(799)

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